Exhibit H

DIRECTOR, OFFICER AND MAJOR SHAREHOLDER

LOCK-UP AGREEMENT

September 28, 2012

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Ladies and Gentlemen:

The undersigned understands that Iridium Communications Inc. (the “Company”) proposes to enter into a Purchase Agreement (the “Purchase Agreement”) with Raymond James & Associates, Inc. (the “Initial Purchaser”), providing for the sale by the Company of 1,000,000 shares of Cumulative Perpetual Convertible Preferred Stock, Series A, of the Company (the “Preferred Stock”) to the Initial Purchaser (the “Offering”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

In consideration of the Initial Purchaser’s agreement as set forth in the Purchase Agreement, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Initial Purchaser, the undersigned will not, during the period ending 90 days after the date of the final offering circular (the “Offering Circular”) relating to the Offering under the Purchase Agreement (such period, the “Lock-Up Period”), directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise dispose of or transfer any common stock, par value $0.001, of the Company (the “Common Stock”) or any securities convertible into or exchangeable or exercisable for or repayable with Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap, agreement or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Initial Purchaser:

(A)	as a bona fide gift or gifts;

(B)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(C)	in the case of a natural person, the transfer of any or all of the Lock-Up Securities owned by the undersigned, either during his or her lifetime or on death, by will or intestate succession to a member of the immediate family of the undersigned or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family; or

(D)	in the case of a non-natural person, distributions of any or all of the Lock-Up Securities held by the undersigned to general or limited partners or stockholders or members of the undersigned;

provided that (1) the Initial Purchaser receives a signed lock-up agreement for the balance of the Lock-Up Period from each donee or trustee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers. In addition, notwithstanding the foregoing, the undersigned may transfer any Lock-Up Securities to the Company in exchange for other Lock-Up Securities without the prior written consent of the Initial Purchaser, provided that the Lock-Up Securities so received by the undersigned shall continue to be subject to the restrictions of this lock-up agreement.

In addition, the undersigned agrees that, without the prior written consent of the Initial Purchaser, it will not, during the Lock Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

Furthermore, during the Lock-Up Period, the undersigned may sell shares of Common Stock purchased by the undersigned on the open market following the Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities Exchange Commission, or otherwise, and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

Notwithstanding the foregoing restrictions, the Initial Purchaser agrees that the undersigned may establish a trading plan under Exchange Act Rule 10b5-1 during the Company’s next permitted insider trading window period pursuant to the Company’s insider trading policy; provided that (i) the trading plan terms specifically provide for sales transactions to commence only after the expiration of the Lock-up Period, and (ii) no public announcement is made of the establishment of such trading plan.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this lock-up agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this lock-up agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Purchase Agreement does not become effective prior to October 15, 2012, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Preferred Stock to be sold thereunder, the undersigned shall be released from, all obligations under this lock-up agreement. The undersigned understands that the Initial Purchaser is entering into the Purchase Agreement and proceeding with the sales pursuant to the Purchase Agreement in reliance upon this lock-up agreement.

This lock-up agreement and any claim, controversy or dispute arising under or related to this lock-up agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,